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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  ------------

                                  SCHEDULE 13G

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2 (b)

                            Blue Coat Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   09534T508
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                               December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                Page 1 of 5 Pages

CUSIP No. 09534T508                                            Page 2 of 5 Pages
--------------------------------------------------------------------------------
1     NAMES OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Brian NeSmith
      Tax ID Number:
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a)  |_|
                                                                        (b)  |X|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Citizen
--------------------------------------------------------------------------------
                  5     SOLE VOTING POWER

                        626,277 shares, of which 140,000 shares are held pursuant to options exercisable within 60 days of December 31, 2002, and 485,877 shares are held by the Brian M. and Nancy J. NeSmith Family Trust

                        --------------------------------------------------------
  NUMBER OF       6     SHARED VOTING POWER
   SHARES
BENEFICIALLY            0
  OWNED BY              --------------------------------------------------------
    EACH          7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               626,277  shares,   of  which  140,000  shares  are  held
    WITH                pursuant  to  options  exercisable  within  60  days  of
                        December 31, 2002, and 485,877 shares are held by the Brian M. and Nancy J. NeSmith Family Trust

                        --------------------------------------------------------
                  8     SHARED DISPOSITIVE POWER

                        0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      626,277 shares
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      7.0%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 09534T508                                            Page 3 of 5 Pages
--------------------------------------------------------------------------------

ITEM 1.

                  (a) NAME OF ISSUER:

                      Blue Coat Systems, Inc.

                  (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                      650 Almanor Avenue, Sunnyvale, CA 94086

ITEM 2.

                  (a) Brian NeSmith
                  (b) 650 Almanor Avenue,  Sunnyvale,  CA 94086
                  (c) U.S. Citizen
                  (d) Common Stock
                  (e) 126946102

ITEM 3.
                  Not Applicable

ITEM 4.           OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                           (a) Amount beneficially owned:

                               See Row 9.

                           (b) Percent of Class:

                               See Row 11.

                           (c) Number of shares as to which such person has:

                                    (i)    Sole  power to vote or to direct  the
                                           vote:

                                           See Row 5.

                                    (ii)   Shared power to vote or to direct the
                                           vote:

                                           See Row 6.

                                    (iii)  Sole  power to  dispose  or to direct
                                           the disposition of:

                                           See Row 7.

                                    (iv)   Shared  power to dispose or to direct
                                           the disposition of:

                                           See Row 8.

CUSIP No. 09534T508                                            Page 4 of 5 Pages
--------------------------------------------------------------------------------


ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ] Yes

ITEM 6.           OWNERSHIP  OF MORE THAN  FIVE  PERCENT  ON  BEHALF OF  ANOTHER
                  PERSON.

                  Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  Not Applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not Applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not Applicable

CUSIP No. 09534T508                                            Page 5 of 5 Pages
--------------------------------------------------------------------------------


                                   SIGNATURES

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2003

                                            BRIAN NESMITH



                                            By: /s/ Brian NeSmith
                                                ------------------------------